UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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 FORM 8-K
______________________________________________
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 24, 2023
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Perrigo Company plc

(Exact name of registrant as specified in its charter)
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Commission file number 001-36353

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Sharp Building, Hogan Place, Dublin 2, Ireland D02 TY74
+353 1 7094000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)
________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
    (17 CFR 240.14d-2(b))
☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
        (17 CFR 240.13e-4(c))

Securities Registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, €0.001 par value	PRGO	New York Stock Exchange
3.900% Notes due 2024	PRGO24	New York Stock Exchange
4.375% Notes due 2026	PRGO26	New York Stock Exchange
4.400% Notes due 2030	PRGO30	New York Stock Exchange
5.300% Notes due 2043	PRGO43	New York Stock Exchange
4.900% Notes due 2044	PRGO44	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01    Other Information

On April 24, 2023, Perrigo Company plc (“Perrigo” or the “Company”) received a letter from the U.S. Department of Treasury, Internal Revenue Service (“IRS”), regarding the competent authority request filed by Athena Neurosciences LLC (“Athena”). This request was made with respect to adjustments initiated by the IRS’s Examination function (“IRS Exam”) affecting Athena and Athena’s Irish parent Elan Corporation plc (“Elan”) for Athena’s taxable years ending December 31, 2011, December 31, 2012, and December 31, 2013. The letter advised that as a result of the review of the case by the IRS’s Advance Pricing and Mutual Agreement program (“APMA”), the U.S. Competent Authority (“USCA”) has agreed to fully withdraw the adjustments proposed by IRS Exam and considers the case now closed. The Company believes that any prior uncertainty regarding the tax treatment of the Tysabri royalty is now completely resolved.

As a result of the action by the USCA (which is an office of the IRS), no payment is required by Perrigo with respect to the IRS Notice of Proposed Adjustments (“NOPAs”) previously issued to Athena, which had proposed income tax adjustments and penalties totaling $843.0 million for these tax years, exclusive of interest. Additionally, in the second quarter of fiscal 2023, we plan to release any previously established reserves related to this matter.

As previously disclosed, on April 26, 2019, we received final NOPAs from IRS Exam regarding transfer pricing positions arising from the IRS’s audit of Athena for the taxable years ended December 31, 2011, December 31, 2012, and December 31, 2013. The NOPAs carried forward the IRS's theory from its 2017 draft NOPA that when Elan took over the future funding of Athena's in-process research and development after acquiring Athena in 1996, Elan should have paid a substantially higher royalty rate for the right to exploit Athena’s intangible property in various developmental products, including Tysabri, rather than the royalty rates based on transfer pricing documentation prepared by Elan's external tax advisors, which had been used by Athena to calculate the Tysabri royalty income reported on its 2011 through 2013 federal income tax returns. The NOPAs proposed a payment of $843.0 million, which represented additional tax based on imputing royalty income to Athena using a 24.7% royalty rate derived by IRS Exam and a 40% accuracy-related penalty based on the transfer pricing adjustments asserted by IRS Exam.

Because we believed that any concession on these issues in an administrative appeal to the IRS Independent Office of Appeals would have been contrary to our evaluation of the issues, and to avoid double taxation of the same Tysabri income in the United States and Ireland, we pursued our remedies under the Mutual Agreement Procedure ("MAP") of the U.S.-Ireland Income Tax Treaty. On April 21 and 23, 2020, respectively, we filed requests with APMA and Irish Revenue seeking competent authority assistance on the Tysabri royalty issue, and those MAP applications were accepted. The letter from the USCA received April 24, 2023 concludes the competent authority process commenced by such submissions without the need for negotiations between the competent authorities and constitutes a full and final resolution of the April 26, 2019 NOPAs.

Forward-Looking Statements

Certain statements in this current report are "forward-looking statements." Forward-looking statements involve known and unknown risks, uncertainties and other factors—many of which beyond the Company's control—that may cause the actual results, performance or achievements of the Company to be materially different from its current expectations, assumptions, estimates and projections. Interested persons are urged to consult the Company's filings with the United States Securities and Exchange Commission, available at https://investor.perrigo.com/sec-filings, for a discussion of the Company's business and financial condition and certain material trends, risks, uncertainties and other factors relating thereto, including those discussed under "Risk Factors" in the Company's Form 10-K for the year ended December 31, 2022.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)
PERRIGO COMPANY PLC

		By:	/s/ Kyle L. Hanson
Dated:	April 25, 2023		Kyle L. Hanson
Executive Vice President, General Counsel and Secretary